                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                  Schedule 13G
                                 (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. )/1/




                 Genesys Telecommunications Laboratories, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   371931106
                          --------------------------
                                 (CUSIP Number)





------------------
    /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
 Notes).                                                           ---
 -----

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 2 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               BENCHMARK CAPITAL PARTNERS, L.P.
               94-3225075

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      A DELAWARE LIMITED PARTNERSHIP

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,677,378

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,677,378

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,677,378

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 3 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.
               ("BENCHMARK CAPITAL MANAGEMENT"), 94-3225704

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      A DELAWARE LIMITED LIABILITY COMPANY

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD
     OWNED BY             DIRECTLY BY BENCHMARK CAPITAL PARTNERS, L.P.
                          ("BENCHMARK CAPITAL PARTNERS"), A DELAWARE LIMITED
       EACH               PARTNERSHIP, AND 219,990 SHARES ARE HELD DIRECTLY BY
                          BENCHMARK FOUNDERS' FUND, L.P. ("BENCHMARK FOUNDERS'
    REPORTING             FUND"), A DELAWARE LIMITED PARTNERSHIP. BENCHMARK
                          CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF BENCHMARK
      PERSON              CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND

       WITH        -----------------------------------------------------------
                         SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS AND 219,990 SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND. BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,897,368

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                        [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 4 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               DAVID M. BEIRNE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD
     OWNED BY             DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990
                          SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND.
       EACH               BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF
                          BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS'
    REPORTING             FUND. MR. BEIRNE IS A MANAGING MEMBER OF BENCHMARK
                          CAPITAL MANAGEMENT. MR. BEIRNE DISCLAIMS BENEFICIAL
      PERSON              OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL
                          PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE
       WITH               EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990 SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND. BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND. MR. BEIRNE IS A MANAGING MEMBER OF BENCHMARK CAPITAL MANAGEMENT. MR. BEIRNE DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,897,368

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 5 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               BRUCE W. DUNLEVIE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            50,000
                          (includes options exercisable within 60 days for 50,000 shares)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,897,368 shares of which 1,677,378 shares are held
     OWNED BY             directly by Benchmark Capital Partners, and 219,990
                          shares are held directly by Benchmark Founders' Fund.
       EACH               Benchmark Capital Management is the general partner of
                          Benchmark Capital Partners and Benchmark Founders'
    REPORTING             Fund. Mr. Dunlevie is a managing member of Benchmark
                          Capital Management. Mr. Dunlevie disclaims beneficial
      PERSON              ownership of shares held directly by Benchmark Capital
                          Partners and Benchmark Founders' Fund, except to the
       WITH               extent of his proportionate interest therein.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          50,000
                          (includes options exercisable within 60 days for 50,000 shares)
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,897,368 shares of which 1,677,378 shares are held directly by Benchmark Capital Partners, and 219,990 shares are held directly by Benchmark Founders' Fund. Benchmark Capital Management is the general partner of Benchmark Capital Partners and Benchmark Founders' Fund. Mr. Dunlevie is a managing member of Benchmark Capital Management. Mr. Dunlevie disclaims beneficial ownership of shares held directly by Benchmark Capital Partners and Benchmark Founders' Fund, except to the extent of his proportionate interest therein.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,947,368

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 6 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        KEVIN R. HARVEY

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD
     OWNED BY             DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990
                          SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND.
       EACH               BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF
                          BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS'
    REPORTING             FUND. MR. HARVEY IS A MANAGING MEMBER OF BENCHMARK
                          CAPITAL MANAGEMENT. MR. HARVEY DISCLAIMS BENEFICIAL
      PERSON              OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL
                          PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE
       WITH               EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                            0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990 SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND. BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND. MR. HARVEY IS A MANAGING MEMBER OF BENCHMARK CAPITAL MANAGEMENT. MR. HARVEY DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,897,368

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
       IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 7 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ROBERT C. KAGLE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD
     OWNED BY             DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990
                          SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND.
       EACH               BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF
                          BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS'
    REPORTING             FUND. MR. KAGLE IS A MANAGING MEMBER OF BENCHMARK
                          CAPITAL MANAGEMENT. MR. KAGLE DISCLAIMS BENEFICIAL
      PERSON              OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL
                          PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE
       WITH               EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990 SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND. BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND. MR. KAGLE IS A MANAGING MEMBER OF BENCHMARK CAPITAL MANAGEMENT. MR. KAGLE DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,897,368

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                          [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 371931106                   13G                PAGE 8 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ANDREW S. RACHLEFF

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD
     OWNED BY             DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990
                          SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND.
       EACH               BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF
                          BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS'
    REPORTING             FUND. MR. RACHLEFF IS A MANAGING MEMBER OF BENCHMARK
                          CAPITAL MANAGEMENT. MR. RACHLEFF DISCLAIMS BENEFICIAL
      PERSON              OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL
                          PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE
       WITH               EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          0

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,897,368 SHARES OF WHICH 1,677,378 SHARES ARE HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS, AND 219,990 SHARES ARE HELD DIRECTLY BY BENCHMARK FOUNDERS' FUND. BENCHMARK CAPITAL MANAGEMENT IS THE GENERAL PARTNER OF BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND. MR. RACHLEFF IS A MANAGING MEMBER OF BENCHMARK CAPITAL MANAGEMENT. MR. RACHLEFF DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD DIRECTLY BY BENCHMARK CAPITAL PARTNERS AND BENCHMARK FOUNDERS' FUND, EXCEPT TO THE EXTENT OF HIS PROPORTIONATE INTEREST THEREIN.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,897,368

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 9 of 14 Pages

ITEM 1(a)   NAME OF ISSUER:

                Genesys Telecommunications Laboratories, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                1155 Market Street
                San Francisco, CA 94103

ITEM 2(a)   NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                This statement is being filed by Benchmark Capital Management, whose principal business address is 2480 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the managing members of Benchmark Capital Management are set forth on Exhibit B hereto.

                Benchmark Capital Management is general partner to Benchmark Capital Partners and Benchmark Founders' Fund. With respect to Benchmark Capital Management, this statement relates only to Benchmark Capital Management and Benchmark Capital Management's indirect, beneficial ownership of the shares of Common Stock of Genesys Telecommunications Laboratories, Inc., held directly by Benchmark Capital Partners and Benchmark Founders' Fund (the "Shares") and, to the extent applicable, to the shares over which each managing member exercises sole voting and dispositive control. The Shares are held directly by Benchmark Capital Partners and Benchmark Founders' Fund, and Benchmark Capital Management does not directly or otherwise hold any Shares.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

                Common Stock

                                                             Page 10 of 14 Pages

ITEM 2(e)  CUSIP NUMBER:

                371931106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable.


ITEM 4.    OWNERSHIP.

                See Items 5-11 to cover pages hereto.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Under certain circumstances set forth in the limited partnership agreements of Benchmark Capital Partners and Benchmark Founders' Fund and the operating agreement of Benchmark Capital Management, the general and limited partners and managing members of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Genesys Telecommunications Laboratories, Inc. held by such entity. No such partner or managing member's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                See Exhibit B hereto.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.


ITEM 10. CERTIFICATION.

                Not Applicable.



                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1998

DAVID M. BEIRNE                         BENCHMARK CAPITAL MANAGEMENT CO.,
BRUCE W. DUNLEVIE                       L.L.C., A DELAWARE LIMITED LIABILITY
KEVIN R. HARVEY                         COMPANY
ROBERT C. KAGLE
ANDREW S. RACHLEFF

By:  /s/ Christopher Hadsell            By:  /s/ Christopher Hadsell
     -----------------------                 -----------------------
     Christopher Hadsell                     Christopher Hadsell
     Attorney-in-Fact                        Chief Financial Officer


                                        BENCHMARK CAPITAL PARTNERS, L.P., A
                                        DELAWARE LIMITED PARTNERSHIP

                                        By Benchmark Capital Management Co.,
                                        L.L.C., a Delaware limited liability
                                        company, its General Partner


                                         By:  /s/ Christopher Hadsell
                                              -----------------------
                                              Christopher Hadsell
                                              Chief Financial Officer

                                                             Page 12 of 14 Pages

                                 EXHIBIT INDEX
                                 -------------

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:      Agreement of Joint Filing                             13

Exhibit B:      List of Managing Members of Benchmark Capital         14
                Management